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                                                                   EXHIBIT 11(a)

                            Blue Wave Systems Inc.

                      Computation of Per Share Net Income
                   (in thousands, except per share amounts)

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                                                                                             Three Months Ended
                                                                                                December 31,
                                                                                         1999                  1998
                                                                                       --------              --------
Basic Net Income Per Share:
 Net income applicable to common stock                                                  $   598                $    36
                                                                                        =======                =======

 Weighted average shares outstanding                                                     14,401                 13,028

Basic net income per share                                                              $  0.04                $  0.00
                                                                                        =======                =======

Diluted Net Income Per Share:
 Weighted average shares outstanding                                                     14,401                 13,028

 Effect of common stock equivalents:
  Options granted                                                                         1,080                    968
  Weighted average exercised options and warrants outstanding for portion of
   period, net of equivalent shares purchased at average fair market value                  551                      8
  Effect of using option proceeds to repurchase common stock at average
   fair market value                                                                       (306)                  (335)
                                                                                        -------                -------
    Total common stock equivalents                                                        1,325                    641
                                                                                        -------                -------
 Weighted average diluted shares outstanding                                             15,726                 13,669
                                                                                        -------                -------

Diluted net income per share                                                            $  0.04                $  0.00
                                                                                        =======                =======
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